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                                                                    EXHIBIT 23.4


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Impac Group, Inc. of our report dated February 9, 1998 relating to the financial statements of AGI Incorporated which appears in such Prospectus. We also consent to the reference to us under the headings "Summary Historical Financial and Other Data--AGI Incorporated" and "Selected Historical Financial Information and Other Data--AGI Incorporated" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Summary Historical Financial and Other Data" or the "Selected Historical Financial Information and Other Data".



Price Waterhouse LLP
Chicago, Illinois
March 26, 1998